Exhibit 99.2

News Release

Brooke Franchise Corporation Announces Selected June Results

OVERLAND PARK, Kan., July 31, 2007 –Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected June 2007 results.

Brooke Franchise Corporation assisted franchisees in the start up and acquisition of businesses in June in the states of Arizona, California, Florida, Georgia, Illinois, Indiana, Missouri and North Carolina. Brooke Franchise Corporation added seven start up franchise locations, eight conversion franchise locations and one developed franchise location in June, and received approximately $3,785,000 in fees, consisting of $2,310,000 in initial franchise fees for basic services, $70,000 for initial fees from buyers assistance programs, and $1,405,000 in other associated fees.

Brooke Franchise Corporation received profit-sharing commissions totaling approximately $87,000 from insurance companies in June 2007. Brooke Franchise typically receives a majority of its profit-sharing commissions during the first quarter of its fiscal year.

Combined same-store sales for seasoned converted franchises and start up franchises increased approximately 0.1 percent for the 12 months ending June 30, 2007, and the corresponding median growth rate was 3.4 percent. Same-store sales calculations exclude profit-sharing commissions.

About our company . . . Brooke Franchise Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that distributes insurance and banking services through a network of more than 800 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country’s No. 37 top franchise by Entrepreneur magazine (2007). For more information, visit www.brookeagent.com.

Contact. . . Anita Larson, Brooke Corporation, anita.larson@brookeagent.com, (913) 661-0123

E-mail Distribution…To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.